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                                                                    Exhibit 99.1

Contact: Bob Schlax, Mercury Air Group (310 827 2737, Ext. 104) David Herbst, The MWW Group (213 486 6560, Ext. 314)

          MERCURY AIR GROUP COMPLETES REFINANCING OF CREDIT FACILITIES
              WITH DIVISION OF WELLS FARGO BANK & J.H. WHITNEY CO.

              COMPANY CONTINUES TO FOCUS ON REDUCING LONG-TERM DEBT

LOS ANGELES, CA (JANUARY 2, 2003) - Mercury Air Group (AMEX/PCX: MAX) today announced the refinancing of its senior secured credit facilities with Foothill Financial Corporation, a division of Wells Fargo Bank (NYSE:WFC), for a five-year term. In addition, Mercury and J. H. Whitney Co. Mezzanine Fund revised the terms of their subordinated loan facility, which will mature on December 31, 2005. Both agreements were executed on December 30th with funding occurring on December 31, 2002.

The Foothill facility provides a $42.5 million revolving and term loan secured by Mercury's assets and the revised agreement on Whitney's existing $24 million loan provides incentives for full debt retirement by the end of 2004, a year in advance of its scheduled maturity.

"Mercury Air Group has a laser like focus on reducing long-term debt and strengthening our balance sheet while enhancing our core businesses and profitability," said Joseph A. Czyzyk, President & CEO of Mercury Air Group, Inc. "Mercury has reduced long term debt by over $25 million since 2000 and we look forward to our new and expanded banking relationships to continue enhancing and protecting shareholder value and position our company to take advantage of growth opportunities in the future. These new agreements provide a more flexible senior revolving facility with Foothill and a continued business relationship with Whitney as our lender, which we have enjoyed since 1998."

ABOUT MERCURY AIR GROUP

Los Angeles-based Mercury Air Group (AMEX/PCX:MAX) provides aviation petroleum products, air cargo services and transportation, and support services for international and domestic commercial airlines, general and government aircraft and specialized contract services for the United States government. Mercury Air Group operates four business segments worldwide: Mercury Air Centers, Inc., MercFuel, Inc., Maytag Aircraft Corporation and Mercury Air Cargo, Inc. For more information, please visit www.mercuryairgroup.com.

Statements contained in this news release which are not historical facts are forward looking statements as that item is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from estimated results. Such risks and uncertainties are detailed in The Company's filings with the Securities and Exchange Commission.